EXHIBIT 21B

               SUBSIDIARIES OF WISCONSIN POWER AND LIGHT COMPANY

   The subsidiaries and affiliates of as of December 31, 1996, are as follows:

   Name of Subsidiary
   % of Voting Stock Owned Directly or
   Indirectly by the Company                                  State of Incor.

   A.   South Beloit Water, Gas and Electric Company (100%)         Illinois

   B.   REAC, Inc (100%)                                            Wisconsin

   C.   Wisconsin River Power Company (33-1/3%)                     Wisconsin

   D.   Wisconsin Valley Improvement Company (13%)                  Wisconsin